Exhibit 10.9

EXECUTION COPY

October 8, 2013

BY EMAIL

Jeffrey Kindler

[***]

[***]

Re:	Executive Employment Agreement

Dear Jeff:

This letter agreement (the “Agreement”) confirms the terms and conditions of your employment with Centrexion Corporation (the “Company”):

1. Position. You will serve as the Company’s Chief Executive Officer (the “CEO”) and report to, and only to, the Company’s Board of Directors (the “Board”). You shall have all of the duties, responsibilities and authority commensurate with the position in similar type companies. All employees shall report to you or your designee. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), unless you first obtain the Board’s approval. Those activities in which you participate as of the date of hereof and that have been disclosed in writing to the undersigned are hereby approved. It is understood and agreed that you may serve on other boards but only if such outside board service does not present a conflict or potential conflict of interest as determined by the Board in good faith. Those outside boards on which you serve as of the date hereof and that have been disclosed in writing to the undersigned are hereby approved. You also may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. The time commitments to outside boards and other activities have been discussed by you with the Board and are hereby approved. While you are employed as the CEO, you shall serve on and after January 1, 2014 as a member of the Board; provided that prior to that date you shall have an observer status on the Board. Upon the ending of your employment, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO; provided that if you are entitled to a Board seat after the ending of your employment pursuant to your equity position in the Company as of your date of termination, you shall not be required to resign from the Board solely because of the ending of your employment. You will be entitled to indemnification protection and directors’ and officers’ liability insurance coverage, including with respect to advancement of attorneys’ fees and associated costs, in to the same extent that such protection is provided to the Company’s other directors and/or senior executives.

2. Start Date; Term.The term of this Agreement shall begin on October 8, 2013 (the “Start Date”) and shall continue until the third anniversary of the Start Date (the “Initial Term”); provided that commencing with the third anniversary of the Start Date and on each successive anniversary thereof (each, an “Extension Date”), the Agreement shall be automatically extended for an additional one-year period (each a “Renewal Term”), unless you or the Company provides the other party with sixty (60) days’ prior written notice before the next Extension Date that the Agreement shall not be so extended (a “Nonrenewal Notice”). The Initial Term together with any Renewal Terms shall be referred to herein as (the “Term”). The above notwithstanding, your employment under this Agreement may be terminated during the Term in accordance with Section 7, subject to Section 8. The giving of a Nonrenewal Notice by the Company shall be treated as a termination without Cause by the Company as of the end of the then Term.

3. Salary. The Company will pay you a base salary at the rate of $325,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion; provided that your base salary will not be subject to decrease except pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company that does not adversely affect you to a greater extent than other similarly situated employees and does not decrease your base salary by more than ten percent (10%) of your highest Base Salary. Your base salary, as adjusted from time to time, shall be referred to herein as “Base Salary.”

4. Annual Bonus. You will be eligible for annual bonuses, each bonus targeted at an amount equal to the greater of one hundred percent (100%) of your Base Salary and one half of one percent (0.5%) of the value of the Company’s equity as of the first day of the fiscal year for which the bonus award is made. The actual amount of the bonus will be determined by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) in its/their good faith discretion, based on its/their assessment of your performance and that of the Company against established goals (which shall be set after consultation with you). The bonus plan shall contemplate payouts lower or higher than the target based on your achievement of some, all or more than all of the goals. During the Initial Term, any bonus may be paid to you, in the Company’s discretion, in the form of cash or fully vested stock options or other fully vested equity. After the Initial Term, any annual bonus must be paid in cash unless otherwise agreed to in writing by the parties. Any stock options granted to you pursuant to this Section shall be at a price per share equal to the fair market value as of the date of grant, as determined by the Board, and shall be subject to the terms and conditions of the Company’s equity incentive plan and associated equity incentive agreement (collectively the “Equity Documents”); provided and notwithstanding anything to the contrary in the Equity Documents, such stock options shall be fully vested upon grant and be exercisable until the earlier of (i) a Change of Control (as defined in the Equity Documents, as may be amended from time to time) in which the Company’s equity and stock options are cashed out; (ii) the date that is six (6) months following the initial public offering of the Company’s equity securities, provided that, if there is any “lockup” in connection with such offering or any secondaries within such six (6) month period, the period shall be extended until six (6) months after the end of the “lockups;” or (iii) the expiration of the option term, which shall be ten (10) years from the date of grant, regardless of whether you are employed by the Company on such date. You must be employed on December 31 of each year to earn a bonus for that year, except as otherwise provided herein, and, if earned, the bonus will be paid (or stock option granted) no later than March 15 of the immediately following year.

5. Business Travel/Expenses; Office Support. The Company will reimburse you for travel and other business expenses consistent with the terms and conditions of the Company’s expense reimbursement policies. The Company will also pay for the office space and administrative support services that are reasonably necessary to support you and the Company’s staff members. The Company will pay or reimburse you for your reasonable legal fees in connection with the Agreement within thirty (30) days of presentation or your invoices, which invoices will be presented within sixty (60) days of execution of this Agreement. The Company will provide you with an office in Fairfield County, Connecticut, as your main office or make other arrangements to reimburse you for use of an office by you in such area and reimburse you for travel in all events such that you will have no after-tax cost for travel from such area to the Company’s scientific offices in Baltimore, Maryland.

6. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees once such plans are adopted by the Company. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to accrue up to four (4) weeks of vacation per year. Accrued but unused vacation shall be paid out upon termination of employment to the extent required by the Company’s vacation policy. The Company will pay for your participation in a health plan reasonably satisfactory to you, taking into consideration the size of the Company, its resources and your needs.

7. At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall (i) promptly pay you your base salary through your last day of employment (the “Date of Termination”) as well as the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed; (ii) if, as of the Date of Termination the Company’s vacation policy provides for the pay out of accrued but unused vacation upon termination of employment, promptly pay you your accrued but unused vacation; (iii) pay or provide you any employee benefits (including equity) to which you are entitled upon the termination of your employment under any Company plan or program in accordance with the terms thereof (including as specified in Section 4 hereof); (iv) pay you the annual bonus, if any, to which you are entitled for the fiscal year prior that in which your Date of Termination falls, payable when annual bonuses are paid or would be paid to other employees for such year (collectively, the “Accrued Obligations”).

8. Termination Payments. In the event the Company terminates your employment for any reason, the Company shall pay you or provide you with the Accrued Obligations. In addition, in the event the Company terminates your employment without Cause or you resign from your employment for Good Reason (both as defined below) and provided you: (i) enter into, do not revoke and comply with the terms of a separation agreement substantially in the form annexed hereto as Attachment A (the “Release”); (ii) except as provided in Section 1, resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) except as provided in Section 2 of the Restrictive Covenant Agreement (defined below), return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property (collectively the “Termination Payments Conditions”), the Company will provide you with the following “Termination Payments”: (a) continuation of your Base Salary for the twelve (12) month period that immediately follows the Date of Termination (the “Salary Continuation Period”) (the “Salary Continuation Payments”); (b) a monthly payment until the earlier of: (i) the end of the Salary Continuation Period; or (ii) the date you become eligible for health insurance through another employer, equal to the monthly cost of continuation of group health plan benefits under 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), less the amount of the monthly premium being paid by you for such benefits as of the Date of Termination (the “COBRA Payments”); and (c) a pro rata bonus for the fiscal year in which your Date of Termination occurs based on the bonus which would have been earned for such year, in the good faith discretion of the Board and/or the Compensation Committee, multiplied by a fraction where the numerator is the number of days employed during such year and the denominator is 365 (the “Pro Rata Bonus”). The Salary Continuation and COBRA Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall begin to be paid in the second calendar year and, in the event you miss a regular payroll period between the Date of Termination and the first payment date, the first Salary Continuation and Benefit Continuation Payments shall include a “catch up” payment. The Pro Rata Bonus shall be payable when annual bonuses are paid or would be paid to other employees for such year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Termination Payment is considered a separate payment. The Termination Payments shall not be subject to any obligation to mitigate, or any offset for any amounts you otherwise earn.

9. Termination of Employment as a Result of Death, Disability, Your Resignation Without Good Reason or a Termination by the Company for Cause. In the event your employment is terminated as a result of your (i) death, (ii) Disability, (iii) resignation without Good Reason or (iv) termination for Cause by the Company, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Payments, except that in the case of death or Disability termination you shall receive a Pro Rata Bonus at the time annual bonuses are paid or would be paid to other employees for such year.

10. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s Employee Noncompetition, Nonsolicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Attachment B, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to materially breach in the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Payments to which you might otherwise be entitled. Any such suspension or termination of the Termination Payments by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

11. Definitions. For purposes of this Agreement:

“Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, knowingly and materially unlawful, or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Board or material written policies of the Company; (iii) material breach by you of your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement); (iv) material willful misconduct by you which seriously discredits or damages the Company or any of its affiliates, and/or (v) failure to attempt in good faith to perform your duties or responsibilities to the Company, after written notice to you and a reasonable opportunity to cure (if curable) that shall not exceed thirty (30) days.

“Disability” means you have unable because of physical or mental illness or incapacity to perform your material duties for 180 out of any 365 consecutive days and notice of termination by the Company as a result of Disability has been given to you while you so remain Disabled.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees and does not decrease your highest Base Salary by more than ten percent (10%); (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than seventy-five (75) miles outside of Westport, Connecticut; or (iv) a material breach of the Agreement by the Company. “Good Reason Process” means that (i) you have notified the Company in writing of the first occurrence of the Good Reason condition within forty-five (45) days of the first occurrence of such condition, (ii) the Company has not cured such condition within thirty (30) days of such notice (the “Cure Period”); and (iii) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

12. Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, using the permissible identity method selected by the Company from time to time or, if none, the default method, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to

Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, provided that tax gross-up payments, if any, shall be paid to you in any event no later than the end of the taxable year immediately following the taxable year in which you remit the related taxes. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Each payment in any series of payments shall be a separate payment for purposes of Section 409A of the Code. If any payment may be made within a period of time, the determination of the payment date shall be solely that of the Company. The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or be exempt from Section 409A of the Code.

13. Disparagement. You agree that, except in the good faith performance of your duties to the Company, while employed by the Company and for three (3) years thereafter, you will not disparage the Company or its officers, directors or employees. The Company agrees that while you are employed and for three (3) years thereafter neither it formally nor the officers or directors, directly or indirectly, will disparage you. The foregoing shall not be violated by truthful testimony in response to legal process or in actions to enforce agreements between you and the Company, normal competitive type statements or rebuttal of statements made by others.

14. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement, constitutes the complete agreement between you and the Company with regard to your employment with the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company with regard to your employment with the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. Except as provided in the last two sentences of this Section 13, any Dispute, and any claim or controversy related to any Dispute, shall, to the fullest extent permitted by law, be resolved solely and exclusively by binding arbitration, in accordance with the Employment Arbitration Rules of the American Arbitration Association which may be in effect at the time of the demand for arbitration. The location of the arbitration shall be New York, New York, or any other location that may be selected by mutual agreement of the parties. The parties agree that the decision rendered by the arbitrator will be final and binding on the parties. Each party will be responsible for such party’s own attorneys’ fees and out-of-pocket expenses as a result of such arbitration proceedings except that each party shall pay 50% of the expenses and fees of the arbitrators; provided that the arbitrator shall have the discretionary authority but not the obligation to award you all or a portion of your reasonable attorney’s fees and litigation costs, to be paid by the Company, in the event that the arbitrator determines that you are the prevailing party, and provided further that the arbitrator shall award such fees to you if so required by law. In the event that any person or entity other than any party to this Agreement may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 13 shall be specifically enforceable. Notwithstanding the foregoing, this Section 13 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including, without limitation, to enforce the Restrictive Covenant Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 13. All court actions that are permitted pursuant to this Agreement shall be instituted in the courts of competent jurisdiction in the State of New York and the parties hereby consent to personal jurisdiction and venue in such courts.

15. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any parent or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets, provided that if there is not an assumption by law, the transferee assumes the obligations hereunder in writing. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

17. Other Terms. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you in any material respect from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Sol Barer
Sol Barer
Chairman

I have read and accept this employment offer:

/s/ Jeffrey Kindler
Jeffrey Kindler

Dated:	10/8/13

[Signature Page to Jeff Kindler Employment Agreement]

ATTACHMENT A

RELEASE

This Release (the “Release”) is entered into by and between Jeffrey Kindler (the “Executive”) and Centrexion Corporation (the “Employer”) in connection with the Executive Employment Agreement by and between the Executive and the Employer dated October 8, 2013 (the “Employment Agreement”).

For purposes of this Release, the Employer and its affiliates shall individually and collectively be referred to herein as the “Company”. This is the Release referenced in Section 8 of the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement. The consideration for the Executive’s agreement to this Release consists of the Termination Payments set forth in Section 8 of the Employment Agreement, which are conditioned on (i) the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation from his employment for Good Reason (if any, a “Qualifying Termination”) and (ii) the Executive’s satisfaction of the Termination Payment Conditions (including, without, limitation, the entry into, nonrevocation of and compliance with this Release).

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Tender of Release. This Release is automatically tendered to the Executive upon the Date of Termination that occurs as a result of the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation from his employment for Good Reason.

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Resignation; Return of Property. As a condition of receiving the Termination Payments, the Executive hereby (i) resigns from any and all positions, including, without implication of limitation, as a director, trustee or officer, that he holds with the Company and any affiliate of the Company, except as provided in Section 1 of the Employment Agreement; and (ii) except as provided in Section 2 of the Restrictive Covenant Agreement, agrees to return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property.

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Release of Claims. In consideration for, among other terms, the Termination Payments, to which the Executive acknowledges he would otherwise not be entitled, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and, as regards matters related to the Company, the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

relating to the Executive’s employment by and termination of employment with the Company; of wrongful discharge or violation of public policy;

of breach of contract;

of defamation or other torts;

of discrimination or retaliation under federal, state or local law (including, without limitation,

Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the New York State Human Rights Law);

under

Title 20 of the Maryland State Government Article

the Maryland Equal Pay for Equal Work Law

the Maryland Family and Medical Leave Law

the Maryland Wage and Hour Law

the Maryland Wage Payment & Collection Law

the Maryland Flexible Leave Act

the Connecticut Human Rights and Opportunities Act,

the Connecticut Fair Employment Practices Act

the Connecticut Family and Medical Leave Act

the Connecticut Equal Pay Law

the Connecticut Whistleblower Protection Statute

Connecticut Wage Payment Laws

Connecticut Occupational Safety and Health Act;

under any other federal or state statute;

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, whether under Article 6 of the New York Labor Law or otherwise;

and

for damages or other remedies of any sort, including, without limitation, compensatory damages,

punitive damages, injunctive relief and attorney’s fees.

The Executive also agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Executive represents that he has not assigned any Claim to any third party.

•	Limitations on Executive’s Release of Claims. Notwithstanding anything in the “Release of Claims” section above to the contrary:

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Employment Agreement. Nothing in this Release limits the Executive’s rights to (i) the Accrued Obligations, and (ii) the Termination Payments due pursuant to Section 8 of the Employment Agreement (subject to a Qualifying Termination and satisfaction of the Termination Payment Conditions).

•	Indemnification. Nothing in this Release limits the Executive’s rights to (i) indemnification, (ii) advancement of legal fees, or (iii) directors’ and officers’ liability insurance coverage.

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Equity. Nothing in this Release is intended to affect the Executive’s rights or obligations as to equity interests in the Company, including but not limited to pursuant to standard Company agreements entered into in connection with the Executive’s equity interests and/or any stockholder’s agreement between the Executive and the Company.

•	Statutory Benefit Rights. Nothing in this Release is intended to release or waive the Executive’s right to COBRA or to unemployment insurance benefits.

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Ongoing Obligations of the Executive. The Executive reaffirms his ongoing obligations under the Employment Agreement, including, without limitation, the Restrictive Covenant Agreement (the terms of which are incorporated by reference herein), as a condition of receiving the Termination Payments.

•	No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

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Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for a period of [TBD] days (the “Consideration Period”). In the event the Executive executed this Release before the end of the Consideration Period, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive shall deliver a signed Release to the Company’s then most senior Human Resources professional (“HR”) before the end of the Consideration Period. [For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by HR on or before the last day of the Revocation Period. ] This Release shall take effect only if it is executed within the Consideration Period as set forth above [and not revoked pursuant to the preceding sentence.] If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately [following the last day of the Revocation Period] (the “Effective Date”).

•	Other Terms.

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Legal Representation; Review of Release. The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

•	Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

•	Modification of Release; Waiver. This Release may be amended only upon a written agreement executed by the Executive and the Company.

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Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining provisions and terms shall be binding and enforceable; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide the Termination Payments to the Executive if all or part of the “Release of Claims” section above is held to be invalid or unenforceable.

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Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without giving effect to the conflict of laws provisions of the State of New York. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

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Entire Agreement; Absence of Reliance. This Release constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. The Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Release.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release effective on the date and year first above written.

CENTREXION CORPORATION

By:
Its:

Date
Jeffrey Kindler
Date

ATTACHMENT B

CENTREXION CORPORATION

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment by Centrexion Corporation (along with its subsidiaries and affiliates, the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, clinical trial design, formulae, molecules, organisms, cell lines, gene sequences, samples, chemical compounds, assays, biological materials, laboratory materials, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, except in the good faith performance of my duties to the Company, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment. The above notwithstanding, I may retain my personal address book as well as, subject to review by the Company, (a) while I am a director, all Proprietary Information generally made available to directors of the Company and (b) while an investor, all Proprietary Information generally made available to investors in the Company.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Avoidance of Conflict of Interest. I will advise the Company’s Board of Directors of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is reasonably requested of me by the Company (taking into consideration my fiduciary duties to other entities) to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment and that relate in any way to the Company’s activities. I acknowledge that all such work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company; or (b) result from tasks assigned to me by the Company; or (c) result from confidential or proprietary information of the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark

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applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development other than Company-Related Developments. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, diagrams, schematics or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies, except that subject to review by the Company, I may keep those materials described in the last sentence of Section 2 above in accordance with such section.

7. Enforcement of Intellectual Property Rights. I will reasonably cooperate with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that researches, develops, manufactures, licenses or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided

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that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company or in private investment vehicles for which I do not control any aspect of the investments by such vehicles related to investments in competition. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, or call upon or solicit in order to do so, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason or otherwise participate in or facilitate the hire, directly or through another person or entity, of any person who is employed or exclusively engaged by the Company or who was employed or exclusively engaged by the Company within six months of the attempt to hire such person, provided that the foregoing shall not be violated by advertising not targeted at the foregoing in (a) or (b) or by serving as a reference upon request. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s). Notwithstanding the foregoing, after the end of my employment, the obligations above other than (b) in the preceding sentence shall not apply to my employment by any publicly traded company where the competitive activities of such company comprise less than five percent (5%) of the revenues under my supervision measured as of the end of the fiscal year ending immediately prior to my commencement of employment with such company.

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Company-Related Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief

12. Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law, but only in a positive manner as to me.

13. Publications. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company (except for general identifying information or information that is otherwise in the public domain through no breach by me of this Agreement) and/or incorporates any Proprietary Information.

14. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, subject to Section 8 of the Employment Agreement.

15. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer; provided that in the event of such transfer or in any event after any acquisition of the Company the limitations of

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Section 8 shall be limited to the Company’s activities and not the activities of any acquirer of the Company.

16. Disclosure to Future Employers. During the Restricted Period (as defined in paragraph 8), I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein. If, moreover, any one or more of the provisions (or portions thereof) contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18. Interpretation. This Agreement will be deemed to be made and entered into in the State of New York, and will in all respects be interpreted, enforced and governed under the laws of the State of New York. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within the State of New York for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

[End of Text]

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Jeffrey Bruce Kindler
(Employee’s full name )

Type or print name:	Jeffrey Bruce Kindler	Date: 10/8/13

[Signature Page to Attachment B to Jeff Kindler Employment Agreement]

EXHIBIT A

To:	Centrexian Corporation

From:	Jeffrey Kindler

Date:	10/8/13

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements

☐	See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☒	None

☐	See below:

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to that certain employment agreement (the “Employment Agreement”), dated as of October 8, 2013, by and between Centrexion Therapeutics Corporation, a Delaware corporation (the “Company”) and Jeffrey Kindler (the “Executive,” and, together with the Company, the “Parties”) is made as of November 2, 2018 by and between the Company and Executive. Except as set forth in this Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WITNESSETH

WHEREAS, the Company and Executive desire to amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree to the following:

1. Amendments to the Employment Agreement. The Employment Agreement shall be amended, subject to and effective upon the consummation of the initial public offering of the Company’s Common Stock, par value $0.001 per share, under the Securities Act of 1933 (as amended), as follows:

(a)

The first sentence of Section 3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows: “The Company will pay you a base salary at the rate of $600,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.”

(b)

The first sentence of Section 4 of the Employment Agreement is hereby amended and restated in its entirety to read as follows: “You will be eligible for annual bonuses. The bonus for the Company’s 2018 fiscal year will be targeted at an amount equal to one hundred percent (100%) of the actual base salary you earned in 2018 and, beginning in the Company’s 2019 fiscal year, each bonus will be targeted at an amount equal to sixty-five percent (65%) of your Base Salary.”

(c)

The final sentence of Section 5 of the Employment Agreement is hereby amended and restated in its entirety to read as follows: “The Company will provide you with an office in Fairfield County, Connecticut, as your main office or make other arrangements to reimburse you for use of an office by you in such area and reimburse you for travel in all events such that you will have no after-tax cost for travel from such area to the Company’s offices in the Boston metropolitan area.”

(d)

Clause (i) of the second sentence of Section 8 of the Employment agreement is hereby amended and restated in its entirety to read as follows: “(i) enter into and do not revoke, within sixty (60) days following your employment termination, and comply with the terms of a separation agreement substantially in the form annexed hereto as Attachment A (the “Release”);”

2. Entire Agreement; No Other Amendment. The Employment Agreement, as amended by this Amendment, contains the entire agreement among the Parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3. Effectiveness. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the other documents entered into in connection with the Employment Agreement, shall mean and be a reference to the Employment Agreement, as amended hereby.

4. Acknowledgement. Executive acknowledges and agrees that Executive has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on Executive and the Company.

5. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles that would result in the application of any other law, and may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the respective dates set forth below.

EXECUTIVE

Dated: November 2, 2018	/s/ Jeffrey Kindler
Jeffrey Kindler

CENTREXION THERAPEUTICS CORPORATION

Dated: November 2, 2018	By:	/s/ Sol. J. Barer, Ph.D.
	Name:	Sol. J. Barer, Ph.D.
	Its:	Chairman of the Board of Directors